Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

April 25, 2019

Bancolombia S.A.,

Carrera 48 # 26-85, Avenida Los Industriales,

Medellín,

Colombia.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of (i) debt securities (the “Debt Securities”) of Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), (ii) preferred shares (the “Preferred Shares”) of the Bank, which Preferred Shares may be represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Deposit Agreement dated as of July 25, 1995, and amended and restated as of January 14, 2008 (the “Deposit Agreement”) among the Bank, The Bank of New York Mellon, as depositary, and the owners and beneficial owners of ADRs issued thereunder, and (iii) rights to subscribe for Preferred Shares (or ADS representing Preferred Shares) (the “Rights” and together with the Debt Securities and the Preferred Shares, the “Securities”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the registration statement on Form F-3 (the “Registration Statement”) relating to the Securities has become effective under the Act, including any post-effective amendments, documents incorporated by reference therein or prospectus supplements, when the indenture relating to the Debt Securities (the “Indenture”) has been duly authorized, executed and delivered, when the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and when the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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In connection with our opinion set forth in the paragraph above, we have assumed that the Indenture in the form filed as an exhibit to the Registration Statement, to be entered into between the Bank and The Bank of New York Mellon, as Trustee, (i) will be duly authorized in accordance with the laws of the Republic of Colombia, (ii) will be duly executed and delivered insofar as the laws of the Republic of Colombia are concerned and (iii) will be duly authorized, executed and delivered by the Trustee thereunder, assumptions that we have not independently verified.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment..

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that the Bank has been duly incorporated and is an existing corporation (sociedad anónima) under the laws of the Republic of Colombia. With respect to all matters of Colombian law, we note that you are being provided with the opinion, dated the date hereof, of Brigard Urrutia S.A.S.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP